News Release
2020-Q4
Contact
Tahmin Clarke
Vice President, Investor Relations
investor.relations@Intelsat.com

Intelsat Announces Fourth Quarter and Full-Year 2020 Results

•Fourth quarter revenue of $483 million; full-year 2020 revenue of $1,913 million
•Fourth quarter net loss attributable to Intelsat S.A. of $272 million; full-year 2020 net loss attributable to Intelsat S.A. of $912 million
•Fourth quarter Adjusted EBITDA of $308 million or 64 percent of revenue; full-year 2020 Adjusted EBITDA of $1,277 million or 67 percent of revenue
•December 31, 2020 contracted backlog of $6.1 billion

Luxembourg, March 30, 2021

Intelsat S.A. (OTC: INTEQ), operator of the world’s largest and most advanced satellite fleet and connectivity infrastructure, today announced financial results for the three months and full-year ended December 31, 2020.

Intelsat reported total revenue of $482.8 million and net loss attributable to Intelsat S.A. of $271.6 million for the three months ended December 31, 2020. For the year ended December 31, 2020, Intelsat reported total revenue of $1,913.1 million and net loss attributable to Intelsat S.A. of $911.7 million.

Intelsat reported EBITDA1, or earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization, of $39.5 million and Adjusted EBITDA1 of $307.6 million, or 64 percent of revenue, for the three months ended December 31, 2020.

For the year ended December 31, 2020, Intelsat reported EBITDA of $550.7 million and Adjusted EBITDA of $1,276.9 million, or 67 percent of revenue.

Intelsat’s Chief Executive Officer, Stephen Spengler, said, “The COVID-19 pandemic made 2020 a challenging year; however, we are proud of our ability to maintain a high standard of operations and delivery of mission critical services to our customers. The strategic value of our global network and the services it provides to our customers was reaffirmed during the year. Our mobility customers were significantly impacted by the reduction in travel in both the maritime and aeronautical sectors, yet they renewed contracts and committed to new business with Intelsat. In addition to ongoing business trends, the media services business was also affected by weakening market currencies and a reduction in occasional use revenue, attributable in large part to COVID-19. Satellite network services and the uptake of our FlexGround land mobility managed service drove positive momentum for the government services business.”

Spengler added, “As we look to 2021 and beyond, our team is focused on the delivery of high-value services to our customers, and also on the catalysts that will drive the transformation of our business. These include executing on the C-band relocation to secure the accelerated payments, successfully integrating and expanding the Intelsat commercial aviation business and emerging from restructuring as a healthy and flexible company. We are investing in our next-generation software defined network, which will be critical to this transformation and enable us to deliver on our strategy to be an industry leader in end-to-end managed services.”

Fourth Quarter and Full-Year 2020 Business Highlights
Intelsat provides critical communications infrastructure to customers in the network services, media and government sectors. Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution, and fixed and mobile government applications.

Network Services
Network services revenue was $181.7 million (or 38 percent of Intelsat’s total revenue) for the three months ended December 31, 2020, a decrease of 9 percent compared to the three months ended December 31, 2019.

Network services revenue was $677.4 million (or 35 percent of Intelsat’s total revenue) for the year ended December 31, 2020, a decrease of 12 percent compared to the year ended December 31, 2019.

The decline in network services revenue from the prior full year was primarily attributed to COVID-19 related contract renegotiations and capacity reductions with mobility customers, a one time recognition of accelerated revenue in the prior year period with no comparable amount in the current period, and reduced demand impacting renewals and renewals at lower pricing. These decreases were partially offset by new business from network operators and the expansion of FlexMaritime mobility managed services. Inflight services had an aggregate increase of $15.6 million attributable to the acquisition of Gogo Inc.'s commercial aviation business (Gogo CA) in December 2020 (the Gogo Transaction).

Media
Media revenue was $200.6 million (or 42 percent of Intelsat’s total revenue) for the three months ended December 31, 2020, a decrease of 5 percent compared to the three months ended December 31, 2019.

Media revenue was $812.5 million (or 42 percent of Intelsat’s total revenue) for the year ended December 31, 2020, a decrease of 8 percent compared to the year ended December 31, 2019.

The decline in media revenue from the prior year reflects the impact of non-renewals due to compression and sector trends, termination of a ground services contract, and the reduction in occasional use services for sporting events and concerts related to COVID-19.

Government
Government revenue was $92.7 million (or 19 percent of Intelsat’s total revenue) for the three months ended December 31, 2020, a decrease of 3 percent compared to the three months ended December 31, 2019.

Government revenue was $392.6 million (or 21 percent of Intelsat’s total revenue) for the year ended December 31, 2020, an increase of 4 percent compared to the year ended December 31, 2019.

Government revenue was driven by new business, including our FlexGround land mobility managed services and satellite network services, offset primarily by the impact of non-renewals when compared to the prior year.

Average Fill Rate
Intelsat’s average fill rate at December 31, 2020 on approximately 1,675 36 MHz station-kept wide-beam transponders was 73 percent, as compared to an average fill rate at September 30, 2020 of 75 percent on approximately 1,675 transponders. In addition, at December 31, 2020 our fleet included approximately 1,225 36 MHz units of high-throughput Intelsat Epic capacity, reflecting no change from the prior quarter.

Satellite Activity
Galaxy 30 (G-30) successfully entered into service on February 3, 2021. G-30 is the first satellite in Intelsat's comprehensive Galaxy fleet refresh plan that will provide Intelsat's media customers in North America with high-performance broadcast distribution capabilities. With additional Ku- and Ka-band steerable beams and an L-band payload for a specific customer, G-30 will also serve some of Intelsat's North American government, mobility and enterprise customers.

Subsequent to year end, Northrop Grumman’s in-space servicing vehicle, Mission Extension Vehicle 2, or MEV-2, is heading to a rendezvous and docking with Intelsat 1002, anticipated to occur in early Q2 2021. MEV-2 is designed to extend the life of the Intelsat 1002 satellite by approximately five years, improving Intelsat's capital investment efficiency.

Contracted Backlog
At December 31, 2020, Intelsat’s contracted backlog, representing expected future revenue under existing contracts with customers, was $6.1 billion as compared to $6.2 billion at September 30, 2020.

C-band Proceeding at the U.S. Federal Communications Commission (FCC)
On December 8, 2020, the FCC commenced its bidding process for the C-band spectrum auction. Subsequent to year-end on January 15, 2021, the FCC announced that bidding for the C-band spectrum auction was complete, generating approximately $81 billion in proceeds. On March 14, 2021 after completion of the assignment process, the FCC announced the winners from the C-band spectrum auction. With the auction complete, Intelsat remains committed to successful execution of the accelerated clearing process and getting the spectrum in the hands of the winning bidders to ensure America maintains its leadership position in the race to develop 5G networks.

Financial Results for the Three Months Ended December 31, 2020
Total revenue for the three months ended December 31, 2020 decreased by $34.2 million to $482.8 million, or a decrease of 7 percent as compared to the three months ended December 31, 2019. By service type, our revenues increased or decreased due to the following:

Total On-Network Revenues decreased by $38.3 million, or 8 percent, to $416.3 million as compared to the three months ended December 31, 2019 due to the following:

•Transponder services reported an aggregate decrease of $13.5 million, primarily due to a $10.2 million decrease from network services customers, and a $6.2 million decrease in revenue from media customers, partially offset by a $2.8 million increase in revenue from government customers. The decrease in revenue from network services customers was primarily driven by reduced demand resulting in non-renewals and lower pricing, partially offset by an increase in revenue resulting from new network operator and mobility customer business. The decline in revenue from media customers was primarily driven by non-renewals due to compression and sector trends and renewals at lower pricing, partially offset by increased revenues from new business. The increase in revenue from government customers was primarily due to services shifted from off-network to on-network capacity.

•Managed services reported an aggregate decrease of $24.5 million, primarily due to a $21.7 million decrease from network services customers and a $3.9 million decrease from media customers, partially offset by a $1.1 million increase from government customers. The decrease in revenue from network services customers was driven by COVID-19 related contract renegotiations and credits with mobility customers, partially offset by increases in revenue due to increased uptake of new Flex managed services. The decrease in revenue from media customers was mainly related to a decline in occasional use video services, as well as non-renewals and an early termination of a contract. The increase in revenue from government customers was primarily attributable to new FlexGround land mobility managed services.

Total Off-Network and Other Revenues decreased by $11.5 million, or 18 percent, to $50.9 million, as compared to the three months ended December 31, 2019 due to the following:
•Transponder, Mobile Satellite Services (MSS) and other Off-Network services revenues decreased by an aggregate of $8.3 million to $40.6 million, primarily due to lower government revenues of $6.4 million as a result of a decline in pricing upon service renewal, services moved to on-network capacity, as well as a decrease in sales of customer premises equipment.

•Satellite-related services reported a decrease of $3.2 million to $10.3 million, largely related to revenues from professional fees in connection with Mission Extension Vehicle 1 (MEV-1) and transfer orbit services occurring during the fourth quarter of 2019 with no comparable amounts in the current period.

Direct costs of revenue (excluding depreciation and amortization) increased by $18.5 million, or
18 percent, to $119.1 million for the three months ended December 31, 2020, as compared to the three months ended December 31, 2019. This was primarily due to an $11.2 million increase in expenses related to the Gogo Transaction, and a $7.6 million increase in staff-related expenses relating to our employee retention incentive plans.

Selling, general and administrative expenses increased by $41.0 million, or 70 percent, to $99.6 million for the three months ended December 31, 2020, as compared to the three months ended December 31, 2019. The increase was primarily due to a $16.8 million increase in bad debt expense, a $9.2 million increase in staff-related expenses primarily as a result of increased employee wages and retention incentive plans, and a $9.2 million increase in professional fees mainly due to expenses relating to the Gogo Transaction.

Depreciation and amortization expense increased by $3.4 million, or 2 percent, to $165.2 million for the three months ended December 31, 2020, as compared to the three months ended December 31, 2019, primarily due to a $3.2 million increase in depreciation and amortization expense related to Gogo CA.

Impairment of non-amortizable intangible and other assets represents impairment charges of $137.7 million and $8.0 million for the three months ended December 31, 2020 relating to our rights to operate at certain orbital locations, and the Intelsat trade name, respectively. No comparable amounts were recognized for the three months ended December 31, 2019.

Other operating expense - C-band consists of reimbursable and non-reimbursable costs associated with our C-band spectrum relocation efforts. For the three months ended December 31, 2020, we incurred $33.6 million of reimbursable and non-reimbursable C-band clearing related expenses, with no comparable amounts for the three months ended December 31, 2019.

Interest expense, net decreased by $185.2 million, or 58 percent, to $134.7 million for the three months ended December 31, 2020, as compared to $319.9 million for the three months ended December 31, 2019. The decrease was principally due to a reduction of $174.6 million in interest expense as a result of the Company's Chapter 11 restructuring activities.
Other income, net was $5.6 million for the three months ended December 31, 2020, as compared to other expense, net of $1.7 million for the three months ended December 31, 2019. The net increase in other income of $7.3 million was due to a $7.3 million net loss for the three months ended December 31, 2019 resulting from a change in value of certain investments in third parties, with no similar activity for the same period in 2020.

Reorganization items reflect direct costs incurred in connection with our Chapter 11 cases. Reorganization items of $50.8 million for the three months ended December 31, 2020 primarily consisted of $44.4 million in professional fees and $7.5 million in financing fees related to our debtor-in possession (DIP) credit facility. There were no comparable amounts for the three months ended December 31, 2019.

Provision for income taxes was $10.6 million for the three months ended December 31, 2020, as compared to an $11.3 million benefit for income taxes for the three months ended December 31, 2019. The increase in tax expense was principally attributable to a release of a valuation allowance on disallowed business interest expense previously recorded for our U.S. subsidiaries.

Cash received for income taxes, net of refunds, totaled $12.3 million for the three months ended December 31, 2020. Cash paid for income taxes, net of refunds, totaled $24.3 million for the three months ended December 31, 2019.

Net Income, Net Income per Diluted Common Share attributable to Intelsat S.A., EBITDA and Adjusted EBITDA
Net loss attributable to Intelsat S.A. was $271.6 million for the three months ended December 31, 2020, compared to a net loss of $115.0 million for the same period in 2019.
Net loss per diluted common share attributable to Intelsat S.A. was $1.91 for the three months ended December 31, 2020, compared to a net loss of $0.81 per diluted common share for the same period in 2019.
EBITDA was $39.5 million for the three months ended December 31, 2020, compared to $356.0 million for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.
Adjusted EBITDA was $307.6 million for the three months ended December 31, 2020, or 64 percent of revenue, compared to $371.3 million, or 72 percent of revenue, for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.

Free Cash Flow From (Used In) Operations1
Net cash provided by operating activities was $136.6 million for the three months ended December 31, 2020. Free cash flow used in operations was $50.2 million for the same period. Free cash flow from (used in) operations is defined as net cash provided by operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment from investing activities, net during the three months ended December 31, 2020 were $186.8 million, with no other proceeds from satellites.

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1In this release, financial measures are presented both in accordance with U.S. GAAP and also on a non-U.S. GAAP basis. EBITDA, Adjusted EBITDA (or AEBITDA), free cash flow from (used in) operations and related margins included in this release are non-U.S. GAAP financial measures. Please see the consolidated financial information below for information reconciling non-U.S. GAAP financial measures to comparable U.S. GAAP financial measures.

About Intelsat
As the foundational architects of satellite technology, Intelsat operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments, and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine here, with us, at www.intelsat.com.

Intelsat Safe Harbor Statement:
Some of the information and statements contained in this earnings release and certain oral statements made from time to time by representatives of Intelsat constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this earnings release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: the effects of the Company and certain of its subsidiaries’ voluntary commencement of cases under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) on our liquidity or results of operations or business prospects; our belief as to the likelihood of the cause of the failure of Intelsat 29e in 2019 occurring on our other satellites; our guidance regarding our expectation that the launches of our satellites in the future will position us for growth; our plans for satellite launches in the near to mid-term; our intention to maximize the value of our spectrum rights; our expectations as to our ability to comply with the final U.S. Federal Communications Commission (“FCC”) order regarding clearing C-band spectrum in North America, including the availability of adequate resources and funds required to comply and the receipt of accelerated clearing payments set forth in the FCC order; our belief that the scale of our fleet can reduce the financial impact of any satellite anomalies or launch failures and protect against service interruptions; our belief that the diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions; our belief that developing differentiated managed services and investing in related software- and standards-based technology will allow us to unlock opportunities that are essential to providing global broadband connectivity; and our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders.

The forward-looking statements reflect Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; our ability to access capital markets for debt or equity; the competitive environment in which we operate; customer defaults on their obligations to us; the impact of the novel coronavirus ("COVID-19") pandemic on our business, the economic environment and our expected financial results; our expectations as to the benefits and impact on our future financial performance associated with the Company’s recent purchase of the equity of Gogo Inc.’s (“Gogo”) commercial aviation business; our ability to successfully integrate Gogo’s commercial aviation business; our international operations and other uncertainties associated with doing business internationally; litigation; risks, uncertainties, and increased administrative and legal costs related to the Chapter 11 Cases; our ability to improve our liquidity and long-term capital structure and address our debt service obligations through our restructuring; our ability to obtain timely approval by the Bankruptcy Court with respect to the motions that we have filed or will file in the Chapter 11 Cases; objections to the Company’s restructuring process or other pleadings filed that could protract the Chapter 11 Cases or interfere with the Company’s ability to consummate our restructuring; our ability to retain the exclusive right to propose a Chapter 11 plan of reorganization and our ability to achieve confirmation of such plan; our ability to develop, obtain support for, confirm and consummate a Chapter 11 plan of reorganization, including the proposed plan of reorganization the Company filed in the Bankruptcy Court on February 12, 2021, as may be modified or amended; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; our substantial level of indebtedness and related debt service obligations and restrictions, including those expected to be imposed by covenants in any exit financing, that may limit our operational and financial flexibility; the conditions to which our debtor-in-possession (DIP) financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of our control; our ability to develop and execute our business plan during the pendency of the Chapter 11 Cases; potential delays in the Chapter 11 process due to the effects of the COVID-19 pandemic; and our ability to continue as a going concern and maintain relationships with regulators, suppliers, customers, employees and other third parties as a result of such going concern during our restructuring. Known risks include, among others, the risks described in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the U.S. Securities and Exchange Commission; the political, economic, regulatory and legal conditions in the markets we are targeting for communications services or in which we operate; and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
	(unaudited)	(unaudited)
Revenue	$516,951	$482,777	$2,061,465	$1,913,080
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	100,558	119,052	406,153	450,823
Selling, general and administrative	58,655	99,643	226,918	314,229
Depreciation and amortization	161,795	165,212	658,233	653,447
Satellite impairment loss	—	—	381,565	—
Impairment of non-amortizable intangible and other assets	—	145,700	—	191,943
Other operating expense - C band	—	33,642	—	33,642
Total operating expenses	321,008	563,249	1,672,869	1,644,084
Income from operations	195,943	(80,472)	388,596	268,996
Interest expense, net	319,866	134,666	1,273,112	813,603
Other income (expense), net	(1,704)	5,578	(34,078)	14,142
Reorganization items	—	(50,802)	—	(385,861)
Loss before income taxes	(125,627)	(260,362)	(918,594)	(916,326)
Provision for (benefit from) income taxes	(11,268)	10,636	(7,384)	(7,055)
Net loss	(114,359)	(270,998)	(911,210)	(909,271)
Net income attributable to noncontrolling interest	(600)	(609)	(2,385)	(2,393)
Net loss attributable to Intelsat S.A.	$(114,959)	$(271,607)	$(913,595)	$(911,664)
Net loss per common share attributable to Intelsat S.A.:
Basic	$(0.81)	$(1.91)	$(6.51)	$(6.42)
Diluted	$(0.81)	$(1.91)	$(6.51)	$(6.42)

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
($ in thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
Net loss	$(114,359)	$(270,998)	$(911,210)	$(909,271)
Add:
Interest expense, net	319,866	134,666	1,273,112	813,603
Provision for (benefit from) income taxes	(11,268)	10,636	(7,384)	(7,055)
Depreciation and amortization	161,795	165,212	658,233	653,447
EBITDA	$356,034	$39,516	$1,012,751	$550,724

EBITDA Margin	69%	8%	49%	29%

Note:

Intelsat calculates a measure called EBITDA to assess the operating performance of Intelsat S.A. EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the Fixed Satellite Services (“FSS”) sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and financial analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
($ in thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
Net loss	$(114,359)	$(270,998)	$(911,210)	$(909,271)
Add (Subtract):
Interest expense, net	319,866	134,666	1,273,112	813,603
Provision for (benefit from) income taxes	(11,268)	10,636	(7,384)	(7,055)
Depreciation and amortization	161,795	165,212	658,233	653,447
EBITDA	356,034	39,516	1,012,751	550,724
Add:
Compensation and benefits(1)	2,974	18,448	13,189	57,786
Non-recurring and other non-cash items(2)	8,252	50,076	58,625	75,913
Satellite impairment loss(3)	—	—	381,565	—
Impairment of non-amortizable intangible and other assets(4)	—	145,700	—	191,943
Reorganization items(5)	—	50,802	—	385,861
Proportionate share from unconsolidated joint venture(6):
Interest expense, net	1,189	252	5,014	3,451
Depreciation and amortization	2,815	2,814	10,320	11,258
Adjusted EBITDA(7)(8)	$371,264	$307,608	$1,481,464	$1,276,936

Adjusted EBITDA margin	72%	64%	72%	67%
1.Reflects non-cash expenses incurred relating to our equity compensation plans and, for the year ended December 31, 2020, expenses relating to our employee retention incentive plans in connection with our Chapter 11 proceedings.
2.Reflects certain non-recurring expenses, gains and losses and non-cash items, including the following: professional fees related to our liability and tax management initiatives; costs associated with our C-band spectrum solution proposal; corporate strategy and development costs; certain research and development costs; severance, retention and relocation payments; changes in fair value of certain investments; certain foreign exchange gains and losses; and other various non-recurring expenses. In 2018 and 2019, these costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.
3.Reflects a non-cash impairment charge recorded in connection with the Intelsat 29e satellite loss in 2019.
4.Reflects a non-cash impairment charge recorded in connection with the write-off of certain satellite and launch vehicle deposits (see Item 8, Note 9—Satellites and Other Property and Equipment of Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”)), and trade name and orbital slots impairments (see Item 8, Note 11—Goodwill and Other Intangible Assets of the 2020 Annual Report).
5.Reflects direct costs incurred in connection with our Chapter 11 proceedings. See Item 8, Note 2—Chapter 11 Proceedings, Ability to Continue as a Going Concern and Other Related Matters of the 2020 Annual Report.
6.Reflects adjustments related to our interest in Horizons-3 Satellite LLC (“Horizons 3”). See Item 8, Note 10(b)—Investments—Horizons-3 Satellite LLC of the 2020 Annual Report.

7.For the three months ended December 31, 2019 and 2020, Adjusted EBITDA included $26.1 million and $26.4 million, respectively, and for the years ended December 31, 2019 and 2020, Adjusted EBITDA included $102.2 million and $105.1 million, respectively, of revenue relating to the significant financing component identified in customer contracts in accordance with the adoption of ASC 606, Revenue from Contracts with Customers. These impacts are not permitted to be reflected in the applicable consolidated and Adjusted EBITDA definitions under our debt agreements.
8.For the three months ended December 31, 2019 and 2020, Intelsat S.A. Adjusted EBITDA reflected $4.9 million and $3.6 million, respectively, and for the years ended December 31, 2019 and 2020, $12.5 million and $17.9 million, respectively, of Adjusted EBITDA attributable to Intelsat Horizons-3 LLC, its subsidiaries and its proportionate share of Horizons 3. These entities are considered to be unrestricted subsidiaries under the definitions set forth in our applicable debt agreements.

Note:
Intelsat calculates a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31, 2019	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$810,626	$1,060,917
Restricted cash	20,238	21,130
Receivables, net of allowances of $40,028 in 2019 and $40,785 in 2020	255,722	659,444
Contract assets	47,721	39,774
Inventory	430	147,094
Prepaid expenses and other current assets	38,800	136,611
Total current assets	1,173,537	2,064,970
Satellites and other property and equipment, net	4,702,063	4,757,877
Goodwill	2,620,627	2,698,247
Non-amortizable intangible assets	2,452,900	2,295,000
Amortizable intangible assets, net	276,752	290,569
Contract assets, net of current portion	74,109	86,017
Other assets	504,394	605,001
Total assets	$11,804,382	$12,797,681
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$88,107	$252,998
Taxes payable	6,402	7,493
Employee related liabilities	44,648	43,404
Accrued interest payable	308,657	17,747
Current maturities of long-term debt	—	5,903,724
Contract liabilities	137,706	157,320
Deferred satellite performance incentives	42,835	47,377
Other current liabilities	62,446	73,479
Total current liabilities	690,801	6,503,542
Long-term debt	14,465,483	—
Contract liabilities, net of current portion	1,113,450	1,447,891
Deferred satellite performance incentives, net of current portion	175,837	138,116
Deferred income taxes	55,171	61,345
Accrued retirement benefits, net of current portion	125,511	129,837
Other long-term liabilities	166,977	262,900
Liabilities subject to compromise	—	10,168,518
Shareholders’ deficit:
Common shares; nominal value $0.01 per share	1,411	1,421
Paid-in capital	2,565,696	2,573,840
Accumulated deficit	(7,503,830)	(8,416,410)
Accumulated other comprehensive loss	(63,135)	(80,322)
Total Intelsat S.A. shareholders’ deficit	(4,999,858)	(5,921,471)
Noncontrolling interest	11,010	7,003
Total liabilities and shareholders’ deficit	$11,804,382	$12,797,681

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(114,359)	$(270,998)	$(911,210)	$(909,271)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	161,795	165,212	658,233	653,447
Provision for (benefit from) expected credit losses	3,761	20,580	17,190	56,940
Foreign currency transaction (gain) loss	(2,991)	(3,075)	2,128	4,255
Loss on disposal of assets	231	14	402	14
Satellite impairment loss	—	—	381,565	—
Impairment of non-amortizable intangible and other assets	—	145,700	—	191,943
Share-based compensation	2,974	3,249	13,189	12,648
Deferred income taxes	(26,678)	(1,741)	(27,707)	2,979
Amortization of discount, premium, issuance costs and related costs	10,932	2,447	41,943	22,136
Non-cash reorganization items	—	—	—	196,974
Debtor-in-possession financing fees	—	7,500	—	59,682
Amortization of actuarial loss (gain) and prior service credits for retirement benefits	(3,908)	659	(3,572)	2,635
Unrealized losses on derivative financial instruments	1,814	—	27,018	372
Unrealized (gains) losses on investments and loans held-for-investment	7,313	(3,762)	39,695	(3,041)
Amortization of STC costs	—	1,315	—	1,315
Sales-type lease	—	—	7,064	—
Other non-cash items	(123)	729	(205)	729
Changes in operating assets and liabilities:
Receivables	2,708	(18,604)	(1,307)	(15,835)
Prepaid expenses, contract and other assets	23,220	67,116	15,664	(137)
Accounts payable and accrued liabilities	7,975	18,713	10,908	79,337
Accrued interest payable	25,084	3,910	24,008	52,623
Contract liabilities	(1,032)	(505)	(18,368)	(63,242)
Accrued retirement benefits	1,392	(3,604)	(8,224)	(15,857)
Other long-term liabilities	(7,998)	1,718	(12,875)	656
Net cash provided by operating activities	92,110	136,573	255,539	331,302
Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(27,553)	(186,807)	(229,818)	(606,759)
Acquisition of business, net of cash acquired	—	(371,009)	—	(371,009)
Acquisition of loans held-for-investment	(51,327)	—	(70,751)	(2,300)
Proceeds from principal repayments on loans held-for-investment	—	—	—	973
Capital contribution to unconsolidated affiliate (including capitalized interest)	(4,951)	—	(5,289)	(2,692)
Acquisition of intangible assets	—	(344)	—	(344)
Other proceeds from satellites	5,625	—	13,125	5,625
Net cash used in investing activities	(78,206)	(558,160)	(292,733)	(976,506)
Cash flows from financing activities:
Proceeds from debtor-in-possession financing	—	500,000	—	1,000,000
Debtor-in-possession financing fees	—	(7,500)	—	(59,682)
Proceeds from issuance of long-term debt	—	—	400,000	—
Debt issuance costs	—	—	(4,650)	—
Principal payments on deferred satellite performance incentives	(7,043)	(3,403)	(28,034)	(28,831)
Dividends paid to noncontrolling interest	(941)	(1,441)	(5,771)	(6,400)
Proceeds from exercise of employee stock options	78	—	1,067	—
Other financing activities	—	—	298	—
Net cash provided by (used in) financing activities	(7,906)	487,656	362,910	905,087
Effect of exchange rate changes on cash, cash equivalents and restricted cash	232	1,128	(2,009)	(3,200)
Net change in cash, cash equivalents and restricted cash	6,230	67,197	323,707	256,683
Cash, cash equivalents, and restricted cash, beginning of period	824,634	1,020,350	507,157	830,864
Cash, cash equivalents, and restricted cash, end of period	$830,864	$1,087,547	$830,864	$1,087,547

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
	(unaudited)	(unaudited)
Supplemental cash flow information:
Cash paid for reorganization items included in cash flows from operating activities	$—	$39,228	$—	$93,211
Interest paid, net of amounts capitalized	259,694	82,470	1,099,874	634,704
Income taxes paid (received), net of refunds	24,300	(12,283)	33,584	(7,566)
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$4,298	$(1,972)	$8,123	$49,249
Capitalization of deferred satellite performance incentives	29,382	—	29,382	—
Conversion of loans held-for-investment to equity securities	—	—	—	4,802
Fair value of contract settled as consideration in business acquisition	—	21,304	—	21,304
Conversion of payment-in-kind interest on loans held-for-investment	—	3,424	—	3,424

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO FREE CASH FLOW FROM (USED IN) OPERATIONS
($ in thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2020
Net cash provided by operating activities	$92,110	$136,573	$255,539	$331,302
Other proceeds from satellites from investing activities	5,625	—	13,125	5,625
Payments for satellites and other property and equipment (including capitalized interest)	(27,553)	(186,807)	(229,818)	(606,759)
Free cash flow from (used in) operations	$70,182	$(50,234)	$38,846	$(269,832)

Note:

Free cash flow from (used in) operations consists of net cash provided by (used in) operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest) from investing activities. Free cash flow from (used in) operations is not a measurement of cash flow under U.S. GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by financial analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under U.S. GAAP, and free cash flow from (used in) operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION) (UNAUDITED)
SUPPLEMENTARY TABLE
REVENUE BY CUSTOMER SET AND SERVICE TYPE
($ in thousands)

By Customer Set
	Three Months Ended December 31, 2019		Three Months Ended December 31, 2020		Increase (Decrease)	Percentage change
Network Services	$200,198	39%	$181,709	38%	$(18,489)	(9)%
Media	210,615	41%	200,583	42%	(10,033)	(5)%
Government	96,025	19%	92,721	19%	(3,305)	(3)%
Other	10,113	2%	7,765	2%	(2,348)	(23)%
Total	$516,951		$482,777		$(34,174)	(7)%

By Service Type
	Three Months Ended December 31, 2019		Three Months Ended December 31, 2020		Increase (Decrease)	Percentage change
On-Network Revenues
Transponder services	$357,609	69%	$344,082	71%	$(13,528)	(4)%
Managed services	96,410	19%	71,890	15%	(24,520)	(25)%
Channel	523	—%	297	—%	(226)	(43)%
Total on-network revenues	454,542	88%	416,269	86%	(38,273)	(8)%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	48,898	9%	40,610	8%	(8,288)	(17)%
Satellite-related services	13,511	3%	10,314	2%	(3,197)	(24)%
Total off-network and other revenues	62,409	12%	50,924	11%	(11,486)	(18)%
Inflight Services Revenues
Services	—	—%	14,122	3%	14,122
Equipment	—	—%	1,463	—%	1,463
Total inflight services revenue	—	—%	15,585	3%	15,585
Total	$516,951		$482,777		$(34,174)	(7)%

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
SUPPLEMENTARY TABLE
REVENUE BY CUSTOMER SET AND SERVICE TYPE
($ in thousands)

By Customer Set
	Year Ended December 31, 2019		Year Ended December 31, 2020		Increase (Decrease)	Percentage change
Network Services	$770,398	37%	$677,380	35%	$(93,018)	(12)%
Media	882,953	43%	812,528	42%	(70,425)	(8)%
Government	378,284	18%	392,560	21%	14,276	4%
Other	29,830	1%	30,612	2%	782	3%
Total	$2,061,465		$1,913,080		$(148,385)	(7)%

By Service Type
	Year Ended December 31, 2019		Year Ended December 31, 2020		Increase (Decrease)	Percentage change
On-Network Revenues
Transponder services	$1,468,791	71%	$1,372,773	72%	$(96,018)	(7)%
Managed services	374,026	18%	298,638	15%	(75,388)	(20)%
Channel	2,400	—%	1,394	—%	(1,006)	(42)%
Total on-network revenues	1,845,217	89%	1,672,805	87%	(172,412)	(9)%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	175,602	9%	182,393	10%	6,791	4%
Satellite-related services	40,646	2%	42,297	2%	1,651	4%
Total off-network and other revenues	216,248	11%	224,690	12%	8,442	4%
Inflight Services Revenues
Services	—	—%	14,122	1%	14,122
Equipment	—	—%	1,463	—%	1,463
Total inflight services revenue	—	—%	15,585	1%	15,585
Total	$2,061,465		$1,913,080		$(148,385)	(7)%